Exhibit 99.2

To: Hines Global REIT II, Inc. (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement of the Company on Form S-11 (Registration No. 333-191106) and any amendments thereto (the “Registration Statement”), as a person about to become a director of the Company.

Dated: July 15, 2014

By:	/s/ Dougal A. Cameron
Name:	Dougal A. Cameron